Exhibit 10.1

AGREEMENT
This Agreement (this “Agreement”) is made and entered into as of April 22, 2015, by and among Novation Companies, Inc. a Maryland corporation (the “Company”), Lone Star Value Investors, LP (“Lone Star Value Investors”), Lone Star Value Investors GP, LLC (“Lone Star Value GP”), Lone Star Value Management, LLC (“Lone Star Value Management”) and Jeffrey E. Eberwein (together with Lone Star Value Investors, Lone Star Value GP and Lone Star Value Management, collectively referred to as, “Lone Star Value”). Each member of Lone Star Value and the Company are referred to in this Agreement as a “Party” and collectively, the “Parties.”
RECITALS
WHEREAS, the Company and Lone Star Value have engaged in various discussions and communications concerning the Company;
WHEREAS, the members of Lone Star Value are deemed to beneficially own shares of common stock, $0.01 par value, of the Company (the “Common Stock”) totaling, in the aggregate, 600,965 shares on the date of this Agreement; and
WHEREAS, the Company and the members of Lone Star Value have determined to come to an agreement with respect to the composition of the Company’s board of directors (the “Board”) and certain other matters related to the 2015 annual meeting of stockholders of the Company, including any adjournment or postponement thereof (the “2015 Annual Meeting”) and the 2016 annual meeting of stockholders, including any adjournment or postponement thereof (the “2016 Annual Meeting”), as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
1.Board Matters; Board Appointments; 2015 Annual Meeting.
(a)    Effective as of the execution and delivery of this Agreement, Lone Star Value hereby irrevocably withdraws the nomination letter submitted to the Company by Lone Star Value Investors on January 22, 2015 and any related materials, notices or demands submitted to the Company in connection therewith. Effective as of the execution of this Agreement, Lone Star Value hereby further agrees that it will not, and that it will not permit any of its Affiliates or Associates (as each is defined below) to, (i) nominate or recommend for nomination any person for election at the 2015 Annual Meeting, (ii) submit any proposal for consideration at, or bring any other business before, the 2015 Annual Meeting or (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2015 Annual Meeting. Effective as of the execution of this Agreement, Lone Star Value hereby agrees that it shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(a).
(b)    Immediately after execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to: (i) increase the size of the Board from 6 to 8 members; (ii) appoint Jeffrey E. Eberwein as a Class II director with a term expiring at the 2016 Annual Meeting, (iii) appoint Robert G. Pearse as a Class I director with a term expiring at the 2015 Annual Meeting. As of this date Edward W. Mehrer has informed the Company of his intention to not stand for re-election at the 2015 Annual Meeting. The Company agrees that: (i) the size of the Board will be reduced to seven (7) members effective as of the 2015 Annual Meeting; (ii) Mr. Pearse will be nominated for election as a Class

I director on the Company’s slate at the 2015 Annual Meeting, and (iii) Mr. Eberwein will be nominated for election as a Class II director on the Company’s slate at the 2015 Annual Meeting to serve out the remaining one year term of Class II directors, and the Company shall recommend, support and solicit proxies for their election in the same manner as for all other directors. The Company agrees that the Board shall not be increased to a size greater than seven (7) directors during the Standstill Period (as defined below) following the 2015 Annual Meeting.
(c)    The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions to seek a binding stockholder approval at the 2016 Annual Meeting for a proposal to amend the Company’s Articles of Incorporation to declassify the structure of the Board (the “Declassification Proposal”) through a phased-in declassification process commencing at the 2016 Annual Meeting. The Board shall recommend in favor of, and solicit stockholder support for, the approval of the Declassification Proposal and all directors and executive officers of the Company shall vote all shares beneficially owned by them or over which they have voting control in favor of the Declassification Proposal. The Board and all applicable committees of the Board shall take all necessary actions to seek stockholder approval at the 2016 Annual Meeting to the Declassification Proposal.
(d)    If the Declassification Proposal is approved at the 2016 Annual Meeting, each director up for election thereafter will stand for a one-year term. A recess to the 2016 Annual Meeting shall be called to effect the Declassification Proposal prior to the election of directors to occur at the 2016 Annual Meeting. The Declassification Proposal shall not shorten any serving director’s term; provided that if the Declassification Proposal is approved, then Mr. Burtscher (if re-elected at the 2015 Annual Meeting) and Mr. Pearse or his substitute pursuant to Section 1(f) (if elected at the 2015 Annual Meeting), shall tender resignations effective at the 2017 Annual Meeting, including any adjournment or postponement thereof.
(e)    Messrs. Eberwein and Pearse (collectively, the “New Directors” and each a “New Director”) shall be required to: (i) comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board; (ii) keep confidential all Company confidential information and to not disclose to any third parties discussions or matters considered in meetings of the Board or Board committees; and (iii) complete the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation required by the Company in connection with the election of Board members.
(f)    The Company agrees that if either New Director is unable to serve as a director, resigns as a director or is removed during the Standstill Period, then Lone Star Value shall have the ability, consistent with Section 1(j), to recommend a reasonable substitute person(s); provided that any substitute person recommended by Lone Star Value shall qualify as “independent” pursuant to NASDAQ Stock Market listing standards, and have relevant financial and business experience to fill the resulting vacancy. In the event the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) does not accept a substitute person recommended by Lone Star Value, Lone Star Value will have the right to recommend additional substitute person(s) for consideration by the Nominating Committee. Upon the approval and recommendation by the Nominating Committee of a replacement director nominee, the Board will take such actions as to consider such replacement director to the Board no later than 5 business days after the Nominating Committee recommendation of such replacement director, and if consistent with the Board’s fiduciary duties, the Board will take such actions as to appoint such replacement director to the Board.
(g)    The Company agrees that the New Directors shall be considered along with all other Board members for Board committee appointments in connection with the Board’s annual review of committee composition. Notwithstanding the foregoing, the Company agrees that, subject to receipt of completed D&O Questionnaires confirming their eligibility to serve, (i) Mr. Eberwein shall be appointed to serve on the Nominating Committee and Compensation Committee of the Board and (ii) Mr. Pearse shall be appointed to serve on the Audit Committee and Compensation Committee of the Board, and would be willing to serve as an “audit committee financial expert.”
(h)    During the Standstill Period, Lone Star Value hereby agrees to appear in person or by proxy at the Company’s annual meeting of stockholders and to vote all shares of Common Stock of the Company beneficially owned by it (i) in favor of the Company’s director nominees and (ii) in accordance with the recommendation of Institutional Shareholder Services (ISS) with respect to any other proposals that come before the meeting.
(i)    The Company shall use its reasonable best efforts to hold the 2015 Annual Meeting no later than June 30, 2015.
(j)    During the Standstill Period, Lone Star Value shall have the right to: (i) two (2) seats on the Board so long as Lone Star Value puts in place a Rule 10b5-1 plan to acquire within a reasonable time after the execution of the Agreement, and thereafter continues to beneficially own, in the aggregate three (3) percent (or more) of the Company’s then outstanding Common Stock, and in the event that Lone Star Value fails to so acquire and hold at least three (3) percent of the Common Stock then one of the New Directors or any replacement under Section 1(f) will provide to the Board an irrevocable letter of resignation, effective immediately; and (ii) one (1) seat on the Board for so long as Lone Star Value continues to beneficially own at least 600,965 shares of Common Stock and in the event that Lone Star Value fails to so beneficially own at least 600,965 shares of Common Stock, then the New Directors or any of their replacements under Section 1(f) will provide to the Board irrevocable letters of resignation, effective immediately. Lone Star Value hereby agrees to notify and represent its ownership to the Company within two (2) business days of (i) beneficially owning three (3) percent the Company’s then outstanding Common Stock, (ii) Lone Star’s aggregate beneficial ownership of Common Stock then outstanding becoming less than three (3) percent and (iii) Lone Star’s aggregate beneficial ownership of Common Stock becoming less than 600,965 shares of Common Stock.
2.    Standstill Provisions.
(a)    Lone Star Value agrees that neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any manner, do any of the following from the date of this Agreement until the date that is 30 calendar days before the deadline for the submission of stockholder nominations for the 2016 Annual Meeting (the “Standstill Period”):
(i)    solicit, or encourage or in any way engage in any solicitation of, any proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of proxies or consents (including, without limitation, any solicitation of consents with respect to the call of a special meeting of stockholders), in each case, with respect to securities of the Company in opposition to the recommendation or proposal of the Board, or call or seek to call, or encourage, support or influence anyone with respect to the call of, a special meeting of stockholders, or make a request for a list of the Company’s stockholders or for any books and records of the Company; provided, however, Mr. Eberwein shall have the right to request and inspect the books and records of the Company in his capacity as a director of the Company;

(ii)    advise, encourage, support or influence any person with respect to the voting of any securities of the Company at any annual or special meeting of stockholders, or seek to do so;
(iii)    form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the persons identified in this Agreement or any of their respective Affiliates or Associates);
(iv)    deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Lone Star Value and otherwise in accordance with this Agreement;
(v)    seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors or with respect to the submission of any stockholder proposal;
(vi)    make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or initiate, encourage or participate in any offer or proposal (with or without conditions) not having the approval and recommendation of the Board with respect to a share repurchase, dividend, self-tender or other change in capitalization, or with respect to any merger, acquisition, disposition, consolidation, recapitalization, restructuring, liquidation, dissolution, or other business combination or extraordinary transaction, in the case of any of the foregoing involving the Company or any subsidiary, business, division or Affiliate of the Company or encourage or assist any person or entity in connection therewith;
(vii)    other than as provided in this Agreement, seek, alone or in concert with others, representation on the Board;
(viii)    enter into any discussions, negotiations, arrangements or understandings with any third party with respect to the matters set forth in this Section 2;
(ix)    take any action challenging the validity or enforceability of any provisions of this Section 2; or
(x)    make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies, affairs or assets, the Common Stock, or this Agreement, that is inconsistent with the provisions of this Agreement, including, without limitation, any intent, purpose, plan or proposal that is conditioned on, or would require the waiver, amendment, nullification or invalidation of, any provision of this Agreement, or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition.
(b)    Except as expressly provided in Section 1 or Section 2(a), Lone Star Value shall be entitled to engage in private communications with stockholders and other third parties as long as such communications are in compliance with the requirements of this Agreement.

3.    Representations and Warranties of the Company.
The Company represents and warrants to Lone Star Value that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, and (c) the execution of this Agreement, the consummation of any of the transactions contemplated by this Agreement, and the fulfillment of the terms of this Agreement, in each case in accordance with the terms of this Agreement, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect and (d) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
4.    Representations and Warranties of Lone Star Value.
Each of member of Lone Star Value jointly and severally represents and warrants to the Company that (a) the authorized signatory of such member of Lone Star Value set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by such member of Lone Star Value, and is a valid and binding obligation of Lone Star Value, enforceable against each in accordance with its terms, (c) the execution of this Agreement, the consummation of any of the transactions contemplated by this Agreement, and the fulfillment of the terms of this Agreement, in each case in accordance with the terms of this Agreement, will not conflict with, or result in a breach or violation of the organizational documents of such member of Lone Star Value as currently in effect and (d) the execution, delivery and performance of this Agreement by such member of Lone Star Value does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to such member of Lone Star Value, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound. Each member of Lone Star Value jointly and severally represents that, as of the date of this Agreement, it is deemed to beneficially own such number of shares of Common Stock as are indicated in Exhibit A attached hereto. No member of Lone Star Value is a party to any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, whether by means of derivatives or otherwise the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company by, including but not limited to “short” positions in shares of common stock, “long” puts, “short” calls, “short” forward or swap positions, manage the risk of share price changes for, or increase or decrease the voting power of, such member of Lone Star Value with respect to the shares of any class or series of the Company, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company (“Short Interests”).

5.    Mutual Non-Disparagement.
Except as required by law, each Party covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors has breached this Section 5, neither it nor any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors will in any way publicly disparage, call into disrepute, defame, slander or otherwise criticize the other Party or the other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the effective date of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the effective date of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Party, its products or services or its subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives. Notwithstanding the foregoing, nothing shall prevent the making of any factual statement in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought, or to defend against any legal claim from an independent claimant adverse to a Party.
6.    Mutual Press Release.
Promptly following the execution of this Agreement, the Company and Lone Star Value shall jointly issue a mutually agreeable press release (the “Agreed Press Release”) announcing this Agreement, in the form attached hereto as Exhibit B. Neither the Company nor Lone Star Value shall make any public announcement or public statement that is inconsistent with or contrary to the statements made in the Agreed Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.
7.    Specific Performance.
Lone Star Value, on the one hand, and the Company, on the other hand, each acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). Accordingly, it is agreed that Lone Star Value, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms of this Agreement, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 7 is not the exclusive remedy for any violation of this Agreement.
8.    Expenses.
Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to, any matters related to the 2015 Annual Meeting; provided, however, that the Company shall reimburse Lone Star Value for the fees and expenses in connection with the negotiation of this Agreement and matters related to the 2015 Annual Meeting, including the fees and expenses of Olshan Frome Wolosky LLP, in an amount not to exceed $40,000.

9.    Severability.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.
10.    Notices.
Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally or (ii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:
If to the Company:
Novation Companies, Inc.
2114 Central Street, Suite 600
Kansas City, Missouri 64108

Attention:	Chief Executive Officer

With copies (which shall not constitute notice) to:
Bryan Cave LLP
One Kansas City Place
1200 Main Street, Suite 3800
Kansas City, Missouri 64105

Attention:	Gregory G. Johnson

If to Lone Star Value:
Lone Star Value Management, LLC
53 Forest Avenue, 1st Floor
Old Greenwich, Connecticut 06870
Attention:     Jeffrey E. Eberwein

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention:     Steve Wolosky

11.    Applicable Law.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without reference to the conflict of laws principles thereof that would result in the application of the laws of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the circuit court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division. Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

12.    Affiliates and Associates.
The obligations of each member of Lone Star Value herein shall be understood to apply to each of their respective Affiliates and Associates, and each member of Lone Star Value agrees that it will cause its respective Affiliates and Associates to comply with the terms of this Agreement. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act, and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.
13.    Voting Securities.
As used in this Agreement, the term “Voting Securities” means the Common Stock, and any other securities (including voting preferred stock) issued by the Company which are entitled to vote generally for the election of directors of the Company, whether currently outstanding or hereafter issued (other than securities having such powers only upon the occurrence of a contingency).
14.    Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

15.    Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.
This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Lone Star Value. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of Lone Star Value, the prior written consent of the Company, and with respect to the Company, the prior written consent of Lone Star Value. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date first above written.

Novation Companies, Inc.

By:	/s/ W. Lance Anderson
	Name:	W. Lance Anderson
	Title:	Chairman of the Board of Directors and Chief Executive Officer

Lone Star Value Investors, LP

By:	Lone Star Value Investors GP, LLC General Partner

By:	/s/ Jeffrey E. Eberwein
	Name:	Jeffrey E. Eberwein
	Title:	Manager

Lone Star Value Investors GP, LLC

By:	/s/ Jeffrey E. Eberwein
	Name:	Jeffrey E. Eberwein
	Title:	Manager

Lone Star Value Management, LLC

By:	/s/ Jeffrey E. Eberwein
	Name:	Jeffrey E. Eberwein
	Title:	Sole Member

/s/ Jeffrey E. Eberwein
Jeffrey E. Eberwein

EXHIBIT A

Investor	Shares of Common Stock Beneficially Owned
Lone Star Value Investors, LP	600,965
Lone Star Value Investors GP, LLC	600,965
Lone Star Value Management, LLC	600,965
Jeffrey E. Eberwein	600,965

Aggregate total:	600,965

EXHIBIT B
[Press Release]